EXHIBIT 99.1

PRESS RELEASE

EMCORE Corporation Announces Unaudited Results for Its Second Quarter and Six-Month Period Ended March 31, 2009

ALBUQUERQUE, New Mexico, May 11, 2009 – EMCORE Corporation (NASDAQ: EMKR – News), a leading provider of compound semiconductor–based components and subsystems for the fiber optic and solar power markets, today announced unaudited financial results for its fiscal second quarter and six-month period ended March 31, 2009.

Quarterly Results:

Revenue:
Revenue for the second quarter of fiscal 2009 was $43.3 million, a decrease of $13.0 million, or 23%, from $56.3 million reported in the same period last year and a decrease of $10.8 million, or 20%, from $54.1 million reported in the immediately preceding quarter.

On a segment basis, revenue for the Fiber Optics segment for the second quarter of fiscal 2009 was $28.4 million, a $9.2 million, or 24%, decrease from $37.6 million reported in the same period last year and a decrease of $10.8 million, or 28%, from $39.2 million reported in the preceding quarter.  The decrease in Fiber Optics revenue was primarily due to the impact that the very unfavorable macroeconomic environment has had on our customers.  The Fiber Optics segment represented 66% of the Company's consolidated revenue for the second quarter compared to 67% in the same period last year.

Revenue for the Photovoltaics segment for the second quarter of fiscal 2009 was $14.9 million, a $3.7 million, or 20%, decrease from $18.6 million reported in the same period last year and flat when compared to the preceding quarter.  On a year-over-year basis, and when compared to the preceding quarter, our satellite solar power product lines experienced an increase in revenue while our concentrator photovoltaics (“CPV”) product lines and government service contracts experienced a decrease in revenue.  The Photovoltaics segment represented 34% of the Company's consolidated revenue for the second quarter compared to 33% in the same period last year.

Gross Profit/(Loss):
After excluding inventory and warranty reserve adjustments, as set forth in the attached non-GAAP tables, the second quarter consolidated gross profit was $2.1 million and the consolidated gross margin was 4.8%.  On a GAAP basis, the consolidated gross loss for the second quarter of fiscal 2009 was $7.0 million, a decrease of $13.6 million from a $6.6 million gross profit reported in the same period last year and a decrease of $8.6 million from a $1.6 million gross profit reported in the preceding quarter.  On a GAAP basis, consolidated gross margin for the second quarter was negative 16.2% compared to a gross margin of 11.8% reported in the same period last year and 2.9% reported in the preceding quarter.

On a segment basis, second quarter non-GAAP gross margin for the Fiber Optics segment was negative 3.1% and a positive 20.0% for the Photovoltaics segment.  On a GAAP basis, Fiber Optics gross margin for the second quarter was negative 11.7%, a decrease from a 24.0% gross margin reported in the same period last year and from a negative 1.1% gross margin reported in the preceding quarter.  The decrease in Fiber Optics gross margin was primarily due to unabsorbed overhead expenses due to declining revenues and inventory valuation write-downs that totaled approximately $2.2 million.  The loss was magnified by our efforts to monetize older-generation product inventory as we transition to newer lower cost and more competitive design platforms.  Photovoltaics gross margin for the second quarter of fiscal 2009 was negative 24.7%, a decrease from a negative 12.8% gross margin reported in the same period last year and from 13.6% gross margin reported in the preceding quarter.  The decrease in Photovoltaics gross margin was primarily due to inventory valuation write-downs of approximately $5.6 million associated with earlier versions of our CPV components and systems that have become obsolete due to the introduction of new product platforms.  In addition, gross margins were adversely affected by product warranty accruals associated with our CPV-related business that totaled approximately $1.1 million.

Operating Expenses:
Sales, general, and administrative expenses for the second quarter of fiscal 2009 totaled $12.0 million, a $1.7 million increase from $10.3 million reported in the same period last year and a slight decrease from $12.2 million reported in the preceding quarter.  As a percentage of revenue, quarterly SG&A expenses were 27.6%, an increase from 18.2% in the same period last year and an increase from 22.5% in the preceding quarter.  The increase in SG&A expenses was primarily due to additional amortization expense related to intangible assets acquired from Intel Corporation and an increase in legal and professional fees.

Research and development expenses for the second quarter of fiscal 2009 totaled $6.9 million, a decrease of $2.4 million from $9.3 million reported in the same period last year and a decrease of $1.2 million from $8.1 million reported in the preceding quarter.  As a percentage of revenue, quarterly R&D expenses were 15.9%, a decrease from 16.6% in the same period last year and an increase from 15.0% in the preceding quarter.

After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, operating expenses for the second quarter totaled $16.2 million, a decrease of $3.9 million, or 19%, from $20.1 million incurred in the same period last year.  On a GAAP basis, second quarter operating expenses totaled $18.9 million, a decrease of $0.7 million from $19.6 million reported in the same period last year and a decrease of $35.1 million from $54.0 million incurred in the preceding quarter that included non-cash charges related to impairment of goodwill and intangible assets totaling $33.8 million.

Loss:
After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, the second quarter operating loss was $14.1 million, an increase of $5.5 million from $8.6 million incurred in the same period last year. On a GAAP basis, the consolidated operating loss for the second quarter was $25.9 million, an increase of $12.9 million from an operating loss of $13.0 million reported in the same period last year and a decrease of $26.6 million from an operating loss of $52.5 million reported in the preceding quarter.

Non-operating expenses recognized in the second quarter of fiscal 2009 included $0.9 million of expense related to foreign exchange losses associated with the Company’s international operations and $3.1 million of income related to the sale of the Company’s investment in Entech Solar, Inc. (formerly named WorldWater and Solar Technologies Corporation).

After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, the second quarter non-GAAP net loss was $14.3 million, an increase of $5.5 million from $8.7 million incurred in the same period last year. The second quarter non-GAAP net loss per share was $0.18, an increase of $0.04 per share from a $0.14 loss per share as incurred in the same period last year.  On a GAAP basis, the consolidated net loss for the second quarter was $23.7 million, an increase of $6.2 million from $17.5 million reported in the same period last year and a decrease of $29.7 million from $53.4 million reported in the preceding quarter.  On a GAAP basis, the second quarter net loss per share was $0.30, an increase of $0.03 per share from a net loss of $0.27 per share reported in the same period last year and a decrease of $0.39 per share from a net loss of $0.69 per share reported in the preceding quarter.

Balance Sheet Highlights:
During the quarter, the Company made significant progress in strengthening its balance sheet including:

•	a $9.2 million, or 60%, reduction in the amount of bank debt outstanding
•	a $15.3 million, or 19%, reduction in consolidated gross inventory levels that included declines in both Fiber Optic and Photovoltaic gross inventory levels
•	a $17.6 million, or 39%, reduction in the amount of accounts payable outstanding

First Half Results:

Revenue:
Revenue for the six months ended March 31, 2009 was $97.3 million, a decrease of $5.9 million, or 6%, from $103.2 million reported in the same period last year.

On a segment basis, revenue for the Fiber Optics segment for the six months ended March 31, 2009 was $67.6 million, a $4.0 million, or 6%, decrease from $71.6 million reported in the same period last year.  The decrease in Fiber Optics revenue was primarily due to a significant drop in demand from our customers due to the very unfavorable macroeconomic environment as well as continued pressure on selling prices as we compete to maintain or increase our market share positions.  The Fiber Optics segment represented 69% of the Company's consolidated revenue for both the six months ended March 31, 2009 and 2008.

Revenue for the Photovoltaics segment for the six months ended March 31, 2009 was $29.8 million, a $1.8 million, or 6%, decrease from $31.6 million reported in the same period last year.  On a year-over-year basis, our satellite solar power product lines experienced an increase in revenue while our CPV product lines and government service contracts experienced a decrease in revenue. The Photovoltaics segment represented 31% of the Company's consolidated revenue for the six months ended March 31, 2009 and 2008.

Gross Profit/(Loss):
After excluding inventory and warranty reserve adjustments, as set forth in the attached non-GAAP tables, the consolidated non-GAAP gross profit for the six months ended March 31, 2009 was $9.2 million and the consolidated gross margin was 9.4%.  On a GAAP basis, the consolidated gross loss for the six months ended March 31, 2009 was $5.4 million, a $22.2 million decrease from $16.8 million in gross profit reported in the same period last year.  On a GAAP basis, consolidated gross margin for the six months ended March 31, 2009 was negative 5.6% compared to a positive 16.2% gross margin reported in the same period last year.

On a segment basis, for the six months ended March 31, 2009, non-GAAP gross margin for the Fiber Optics and Photovoltaics segments was 4.9% and 19.7%, respectively.  On a GAAP basis, Fiber Optics gross margin for the six months ended March 31, 2009 was negative 5.6%, a decrease from a 23.8% gross margin reported in the same period last year.  The decrease in Fiber Optics gross margin was primarily due to a general decline in average selling prices, especially for the telecom component products, unabsorbed overhead expenses due to inventory valuation write-downs that totaled approximately $7.0 million and declining revenues.  On a GAAP basis, Photovoltaics gross margin for the six months ended March 31, 2009 was negative 5.5%, a decrease from a negative 0.9% gross margin reported in the same period last year.  The decrease in Photovoltaics gross margin was primarily due to inventory valuation write-downs of approximately $6.4 million associated with CPV component and systems product transitions, product warranty accruals associated with the CPV-related business of approximately $1.1 million, lower CPV-related project margins, and unabsorbed overhead expenses associated with the CPV-related business.

Operating Expenses:
Sales, general, and administrative expenses for the six months ended March 31, 2009 totaled $24.1 million, a $2.0 million increase from $22.1 million reported in the same period last year.  As a percentage of revenue, SG&A expenses for the six months ended March 31, 2009 were 24.8%, an increase from 21.4% in the same period last year.  The increase in SG&A expenses was primarily due to additional amortization expense related to intangible assets acquired from Intel Corporation and an increase in legal and professional fees.

Research and development expenses for the six months ended March 31, 2009 totaled $15.0 million, a decrease of $1.7 million from $16.7 million reported in the same period last year.  As a percentage of revenue, R&D expenses for the six months ended March 31, 2009 were 15.4%, a decrease from 16.2% in the same period last year.

As discussed last quarter, the Company performed its annual goodwill impairment test at December 31, 2008 and, based on that analysis, determined that goodwill related to its Fiber Optics segment was fully impaired.  As a result, the Company recorded a non-cash impairment charge of $31.8 million in the first quarter of 2009 and the Company’s balance sheet no longer reflects any goodwill associated with its Fiber Optics segment.   During the fist fiscal quarter, the Company also recorded a $2.0 million non-cash impairment charge related to certain intangible assets acquired from Intel Corporation that were subsequently abandoned.

After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, operating expenses for the six months ended March 31, 2009 totaled $34.4 million, a decrease of $2.8 million from $37.2 million incurred in the same period last year.  On a GAAP basis, operating expenses for the six months ended March 31, 2009 totaled $72.9 million, an increase of $34.0 million from $38.9 million reported in the same period last year.

Loss:
After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, the non-GAAP operating loss for the six months ended March 31, 2009 was $25.2 million, an increase of $9.6 million from $15.6 million incurred in the same period last year.  On a GAAP basis, the consolidated operating loss for the six months ended March 31, 2009 was $78.3 million, an increase of $56.2 million from an operating loss of $22.1 million reported in the same period last year.

Non-operating expenses recognized in the six months ended March 31, 2009 included $1.4 million of expense related to foreign exchange losses associated with the Company’s international operations, an impairment charge of $0.4 million related to an investment in Lightron Corporation, and $3.1 million of income related to the sale of the Company’s investment in Entech Solar, Inc.

After excluding certain non-cash and other adjustments as set forth in the attached non-GAAP tables, the non-GAAP net loss for the six months ended March 31, 2009 was $25.5 million, an increase of $8.9 million from $16.6 million incurred in the same period last year.  The non-GAAP net loss per share for the six months ended March 31, 2009 was $0.33, an increase of $0.04 per share from a $0.29 loss per share incurred in the same period last year.  On a GAAP basis, the consolidated net loss for the six months ended March 31, 2009 was $77.2 million, an increase of $45.3 million from $31.9 million reported in the same period last year.  The GAAP net loss per share for the six months ended March 31, 2009 was $0.99, an increase of $0.44 per share, from a net loss of $0.55 per share reported in the same period last year.

Order Backlog:

As of March 31, 2009, the Company had a consolidated order backlog of approximately $30.7 million comprised of $19.8 million in order backlog related to our Photovoltaics segment and $10.9 million in order backlog related to our Fiber Optics segment.  Order backlog is defined as purchase orders or supply agreements accepted by the Company with expected product delivery and / or services to be performed within the next twelve months.

Liquidity:

As of March 31, 2009, cash, cash equivalents, and restricted cash totaled approximately $11.6 million, working capital totaled $57.5 million and loans outstanding under the Company’s Loan and Security Agreement with Bank of America totaled $6.2 million.

Recently, the Company amended the terms of its Loan and Security Agreement with Bank of America that waived the default of certain financial covenants, adjusted certain covenants for future periods, increased the amount of eligible accounts receivable available under the borrowing base formula, increased certain interest rates and fees on loans and letters of credit, and decreased the maximum total loan availability to $14 million. The adjustments to the borrowing base formula and the calculation of eligible accounts receivable are intended to provide the Company with additional borrowing capacity.

As a result of the continuation of very unfavorable macroeconomic conditions, in combination with adverse credit market conditions, the Company has continued to take steps to lower costs and conserve and generate cash. Over the last two fiscal quarters, we have implemented a series of measures intended to align our cost structure with lower revenues including several reductions in the workforce, the temporary furloughing of employees, salary reductions, the elimination of executive and employee merit increases, and the elimination or reduction in certain discretionary expenses.

With respect to measures taken to conserve and generate cash, we have sold our minority ownership positions in Entech Solar, Inc. and Lightron Corp., have significantly lowered our quarterly capital expenditures and improved the management of our working capital.  During the second fiscal quarter, on a consolidated basis, we generated $7.8 million in cash from improved working capital management and, for the quarter, our satellite business generated positive cash flow from operations. In addition, the Company’s Fiber Optics segment generated positive cash flow from operations for the last two months the second quarter.

In addition, the Company continues to pursue and evaluate a number of capital raising alternatives including debt or equity financing, product joint-venture opportunities and the potential sale of certain assets.

Management Discussion and Outlook:

Commenting on the Company’s operating results, EMCORE’s Chief Executive Officer Hong Q. Hou, Ph.D. stated, “The decline in demand that we experienced in our Fiber Optics segment over the last several quarters continued into the second quarter. However, order activity began to pick up towards the end of the quarter indicating that industry conditions may be stabilizing and the Fiber Optics segment generated positive cash flow from operations during the last two months of the quarter. Despite the recent soft demand in the fiber optics sector, we have continued to invest in developing new leading-edge products. During the quarter, we announced the introduction of the industry’s first full-band tunable XFP optical transceiver product at the Optical Fiber Communications conference where it was extremely well received. In our Photovoltaics segment, we continue to see very favorable trends in our satellite business and are making solid progress in the development of our Gen-III CPV terrestrial solar power system. During the quarter, our satellite business generated positive cash flow from operations and, over the last several months, we signed several new contracts and expect to sign a significant multi-year supply agreement with a major aerospace company in the next month. On the terrestrial side, we successfully deployed a new 50kW system in China, received three additional purchase orders, are continuing to meet our internal Gen-III cost and performance targets. For the fiscal 3rd quarter, management will continue to focus on cost and liquidity management and we expect our Fiber Optics revenues to decline moderately on a sequential basis and our Photovoltaics revenues to improve by a minimum of 10% from the second quarter. In addition, we expect the satellite business to be profitable on a go-forward basis due to increased revenues, improved product pricing and lower costs derived through engineering projects and more effective supply chain management.”

Quarterly Highlights:

WorldWater & Solar Technologies Corporation

In January 2009, the Company announced that it completed the closing of a two step transaction involving the sale of its remaining interests in the company formerly named WorldWater & Solar Technologies Corporation, now named Entech Solar, Inc. The Company sold its remaining shares of WorldWater Series D Convertible Preferred Stock and warrants to a significant shareholder of both the Company and WorldWater, for approximately $11.6 million, which included additional consideration of $0.2 million as a result of the termination of certain operating agreements between the Company and WorldWater.  During the three months ended March 31, 2009, the Company recognized a gain on the sale of this investment of approximately $3.1 million.

Patent Award

On March 18, 2009, the Company announced that it has received a patent award for its Active Optical Cable technology. The new patent (US Patent No. 7,494,287 B2) with broad claims covers all fiber optic active cable applications and is believed to be fundamental to current and future market segments and platforms related to data communications links between information systems.

New Product Introductions

On March 20, 2009, the Company announced plans to release a new full-band tunable XFP product line.  The EMCORE tunable XFP (TXFP) product line is capable of replacing fixed-wavelength dense wavelength division multiplexing (DWDM) XFPs as well as high-performance tunable 300-pin multi-source agreed (MSA) transponders.   Empowered by EMCORE's field proven tunable External Cavity Laser (ECL) technology, the TXFP provides excellent optical performance while tuning across more than 90 channels on the 50GHz ITU grid. The TXFP can be optimized for low power consumption to comply with existing XFP designs or for high optical performance to meet the requirements of existing 300-pin designs.

On March 24, 2009, the Company announced plans to release a new full-band tunable TOSA (transmit optical sub-assembly) product line.  The Tunable TOSA product line combines EMCORE's field proven tunable External Cavity Laser technology with a co-packaged Mach-Zehnder modulator, empowering the next generation of ultra-high-density 10 Gb/s tunable interfaces. The Tunable TOSA provides excellent optical performance while tuning across more than 90 channels on the 50GHz ITU grid. With its low power consumption, the EMCORE Tunable TOSA is compatible with existing XFP module and line-card requirements. The Tunable TOSA also boasts optical performance similar to existing solutions using discrete tunable laser and external lithium-niobate modulator.

***

EMCORE will discuss its unaudited results for its fiscal second quarter and six-month period ended March 31, 2009 on a conference call to be held on Monday, May 11, 2009 at 5:00 pm ET.  To participate in the conference call, U.S. callers should dial (toll free) 866-409-1556 and international callers should dial 913-312-0847.  The access code for the call is 6493803.  A replay of the call will be available beginning May 11, 2009 at 8:00p.m. ET until May 18, 2009 at 11:59 p.m. ET.  The replay call-in number for U.S. callers is 888-203-1112, for international callers it is 719-457-0820 and the access code is 6493803.  The call also will be web cast via the Company's web site at http://www.emcore.com.  Please go to the site beforehand to download any necessary software.

About EMCORE:

EMCORE Corporation is a leading provider of compound semiconductor–based components and subsystems for the fiber optic and solar power markets. EMCORE's Fiber Optics segment offers optical components, subsystems and systems that enable the transmission of video, voice and data over high–capacity fiber optic cables for high–speed data and telecommunications, cable television (CATV) and fiber–to–the–premises (FTTP) networks. EMCORE's Solar Power segment provides solar products for satellite and terrestrial applications. For satellite applications, EMCORE offers high–efficiency compound semiconductor–based multi-junction solar cells, covered interconnect cells and fully integrated solar panels. For terrestrial applications, EMCORE offers concentrating photovoltaic (CPV) systems for utility scale solar applications as well as offering its high–efficiency multi-junction solar cells and CPV components for use in solar power concentrator systems. For specific information about our company, our products or the markets we serve, please visit our website at http://www.emcore.com.

Forward–looking statements:

The information provided herein may include forward–looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 relating to future events that involve risks and uncertainties. Such forward–looking statements include but are not limited to words such as "expects”, "anticipates”, "intends”, "plans”, believes”, and "estimates”, and variations of these words and similar expressions, identify these forward–looking statements. These forward–looking statements also include, without limitation, (a) any statements or implications regarding our ability to remain competitive and a leader in its industry, and the future growth of the Company, or the industry and the economy in general; (b) statements regarding the expected level and timing of benefits from our current cost reduction efforts, including (i) expected cost reductions and their impact on our financial performance, (ii) our ability to reduce operating expenses associated with recent acquisitions (iii) our continued leadership in technology and manufacturing in our markets, and (iv) the belief that the cost reduction efforts will not impact product development or manufacturing execution; (c) any statement or implication that the products described in this press release (i) will be successfully introduced or marketed, (ii) will be qualified and purchased by our customers, or (iii) will perform to any particular specifications or performance or reliability standards; (d) any and all guidance provided by us regarding its expected financial performance in future periods, including, without limitation, with respect to anticipated revenues for the third quarter of fiscal 2009. These forward–looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected, including without limitation, the following: (a) the impact on the Company, our customers and our suppliers from the current worldwide economic crisis; (b) our cost reduction efforts may not be successful in achieving their expected benefits, (including, among other things, cost structure, gross margin and other profitability improvements), due to, among other things, shifts in product mix, selling price pressures, costs and delays related to product transfers to lower cost manufacturing locations and associated facility closures, integration difficulties, and execution concerns; (c) we may encounter difficulties in integrating recent acquisitions and as a result may sustain increased operating expenses, delays in commercializing new products, production difficulties associated with transferring products to our manufacturing facilities and disruption of customer relationships; (d) the failure of the products (i) to perform as expected without material defects, (ii) to be manufactured at acceptable volumes, yields, and cost, (iii) to be qualified and accepted by our customers, and, (iv) to successfully compete with products offered by our competitors; (e) we may not be successful in undertaking the steps currently planned in order to increase our liquidity; and (f) other risks and uncertainties described in our filings with the Securities and Exchange Commission such as cancellations, rescheduling or delays in product shipments; manufacturing capacity constraints; lengthy sales and qualification cycles; difficulties in the production process; changes in semiconductor industry growth; increased competition; delays in developing and commercializing new products; and other factors. The forward–looking statements contained in this press release are made as of the date hereof and we do not assume any obligation to update the reasons why actual results could differ materially from those projected in the forward–looking statements.

EMCORE CORPORATION
Condensed Consolidated Statements of Operations
For the three and six months ended March 31, 2009 and 2008
(in thousands, except loss per share)
(unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Revenue	$43,284	$56,279	$97,340	$103,166

Cost of revenue	50,289	49,631	102,756	86,415

Gross (loss) profit	(7,005)	6,648	(5,416)	16,751

Operating expenses:
Selling, general, and administrative	11,966	10,263	24,124	22,126
Research and development	6,891	9,330	15,001	16,750
Impairment of goodwill and intangible assets	-	-	33,781	-
Total operating expenses	18,857	19,593	72,906	38,876

Operating loss	(25,862)	(12,945)	(78,322)	(22,125)

Other (income) expense:
Interest income	(30)	(227)	(80)	(654)
Interest expense	143	375	338	1,580
Impairment of investment	-	-	367	-
Loss from conversion of subordinated notes	-	4,658	-	4,658
Stock–based expense from tolled options	-	(58)	-	4,316
Gain from sale of investments	(3,144)	-	(3,144)	-
Loss on disposal of equipment	-	-	-	86
Foreign exchange loss (gain)	908	(186)	1,380	(198)
Total other (income) expense	(2,123)	4,562	(1,139)	9,788

Net loss	$(23,739)	$(17,507)	$(77,183)	$(31,913)

Per share data:
Basic and diluted per share data:
Net loss	$(0.30)	$(0.27)	$(0.99)	$(0.55)

Weighted-average number of basic and diluted shares outstanding	78,384	64,560	78,097	57,975

EMCORE CORPORATION
Condensed Consolidated Balance Sheets
As of March 31, 2009 and September 30, 2008
(In thousands)
(unaudited)

	March 31, 2009	September 30, 2008
ASSETS
Current assets:
Cash and cash equivalents	$10,614	$18,227
Restricted cash	773	1,854
Available-for-sale securities	-	2,679
Accounts receivable, net of allowance of $5,039 and $2,377, respectively	49,066	60,313
Inventory, net	47,359	64,617
Prepaid expenses and other current assets	3,620	7,100

Total current assets	111,432	154,790

Property, plant, and equipment, net	77,932	83,278
Goodwill	20,384	52,227
Other intangible assets, net	24,290	28,033
Investments in unconsolidated affiliates	-	8,240
Available-for-sale securities, non-current	1,400	1,400
Long-term restricted cash	163	569
Other non-current assets, net	804	741

Total assets	$236,405	$329,278

LIABILITIES and SHAREHOLDERS’ EQUITY
Current liabilities:
Line of credit	$6,202	$-
Accounts payable	27,860	52,266
Accrued expenses and other current liabilities	19,839	23,290

Total current liabilities	53,901	75,556

Long-term debt	888	-

Total liabilities	54,789	75,556

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.0001 par, 5,882 shares authorized, no shares outstanding	-	-
Common stock, no par value, 200,000 shares authorized, 78,697 shares issued and 78,538 outstanding at March 31, 2009; 77,920 shares issued and 77,761 shares outstanding at September 30, 2008	684,613	680,020
Accumulated deficit	(501,947)	(424,764)
Accumulated other comprehensive loss	1,033	549
Treasury stock, at cost; 159 shares as of March 31, 2009 and September 30, 2008	(2,083)	(2,083)

Total shareholders’ equity	181,616	253,722

Total liabilities and shareholders’ equity	$236,405	$329,278

Use of Non-GAAP Measures

EMCORE provides non–GAAP gross profit and gross margin, non-GAAP operating expenses, non–GAAP operating loss, and non–GAAP net loss and net loss per share as supplemental measures to GAAP regarding our operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. A detailed explanation of each of the adjustments to such financial measures is described below. This press release also contains a reconciliation of each of these non–GAAP financial measures to its most comparable GAAP financial measure.

EMCORE believes that the additional non–GAAP measures are useful to investors in assessing the Company’s financial condition and performance. In particular, management believes it is appropriate in evaluating EMCORE's operations to exclude gains or losses from specific accounts receivable and inventory write-downs, patent litigation and other corporate legal–related charges; charges associated with our review of historical stock option grants; impairment charges; and warranty, severance and restructuring–related expenses because these items would make results less comparable between periods. Management also uses these measures internally to evaluate the Company's operating performance, and the measures are used for planning and forecasting of future periods. In addition, many financial analysts that follow our Company focus on and publish both historical results and future projections based on non–GAAP financial measures. We believe that it is in the best interest of our investors to provide this information to analysts so that they accurately report the non–GAAP financial information. However, non–GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures.

While management believes that these non–GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these non–GAAP financial measures. These non–GAAP financial measures are not prepared in accordance with GAAP, may not be reported by all of the Company's competitors and may not be directly comparable to similarly titled measures of the Company's competitors due to potential differences in the exact method of calculation. The Company compensates for these limitations by using these non–GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non–GAAP financial measures to their most comparable GAAP financial measures.

Non–GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The Company's non–GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company's consolidated financial statements prepared in accordance with GAAP.

The Company has provided a reconciliation of the non–GAAP financial measures to the most directly comparable GAAP financial measures as indicated in the tables listed below:

Non-GAAP Table Gross profit (loss) and margin Unaudited (in thousands, except percentages)	Three Months Ended March 31, 2009						Six Months Ended March 31, 2009
	Fiber Optics		Photovoltaics		Total		Fiber Optics		Photovoltaics		Total

Gross (loss) profit – GAAP	$(3,330)		$(3,675)		$(7,005)		$(3,773)		$(1,643)		$(5,416)

Specific adjustments:
Inventory valuation	2,212		5,588		7,800		7,031		6,356		13,387
Product warranty	248		1,056		1,304		43		1,156		1,199

Gross (loss) profit – Non-GAAP	$(870)		$2,969		$2,099		$3,301		$5,869		$9,170

Gross margin – GAAP	(11.7%	)	(24.7%	)	(16.2%	)	(5.6%	)	(5.5%	)	(5.6%	)

Gross margin – Non-GAAP	(3.1%	)	20.0%		4.8%		4.9%		19.7%		9.4%

Non-GAAP Table Operating expenses Unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Operating expenses – GAAP	$18,857	$19,593	$72,906	$38,876

Specific adjustments:
Impairment of goodwill and intangible assets	-	-	(33,781)	-
Provision for doubtful accounts	(1,717)	-	(2,557)	-
Corporate legal expense	(611)	(186)	(1,241)	(1,151)
Intel TSA charges	-	(409)	-	(409)
Stock option restatement-related expense	-	1,038	-	256
Severance and restructuring-related expense	(293)	52	(910)	(403)

Operating expenses – Non-GAAP	$16,236	$20,088	$34,417	$37,169

Non-GAAP Table Operating Loss Unaudited (in thousands)	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Operating loss – GAAP	$(25,862)	$(12,945)	$(78,322)	$(22,125)

Specific adjustments:
Impairment of goodwill and intangible assets	-	-	33,781	-
Provision for doubtful accounts	1,717	-	2,557	-
Corporate legal expense	611	186	1,241	1,151
Intel TSA charges	-	409	-	409
Stock option restatement-related expense	-	(1,038)	-	(256)
Severance and restructuring-related expense	293	(52)	910	403
CPV system-related project losses	-	2,354	-	2,354
Inventory valuation adjustments	7,800	2,500	13,387	2,500
Product warranty adjustments	1,304	-	1,199	-

Operating loss – Non-GAAP	$(14,137)	$(8,586)	$(25,247)	$(15,564)

Non-GAAP Table Net Loss Unaudited (in thousands, except per share amounts)	Three Months Ended March 31,		Six Months Ended March 31,
	2009	2008	2009	2008

Net loss – GAAP	$(23,739)	$(17,507)	$(77,183)	$(31,913)

Specific adjustments:
Impairment of goodwill and intangible assets	-	-	33,781	-
Provision for doubtful accounts	1,717	-	2,557	-
Corporate legal expense	611	186	1,241	1,151
Intel TSA charges	-	409	-	409
Stock option restatement-related expense	-	(1,038)	-	(256)
Severance and restructuring-related expense	293	(52)	910	403
CPV system-related project losses	-	2,354	-	2,354
Inventory valuation adjustments	7,800	2,500	13,387	2,500
Product warranty adjustments	1,304	-	1,199	-
Impairment of investment	-	-	367	-
Loss from the conversion of subordinated notes	-	4,658	-	4,658
Stock-based expense from tolled options	-	(58)	-	4,316
Gain from sale of investments	(3,144)	-	(3,144)	-
Foreign exchange loss (gain)	908	(186)	1,380	(198)

Net loss – Non-GAAP	$(14,250)	$(8,734)	$(25,505)	$(16,576)

Net loss per basic and diluted share – GAAP	$(0.30)	$(0.27)	$(0.99)	$(0.55)

Net loss per basic and diluted share – Non-GAAP	$(0.18)	$(0.14)	$(0.33)	$(0.29)

Contacts:

EMCORE Corporation
Silvia M. Gentile
Executive Offices
(505) 323-3417
info@emcore.com

TTC Group
Victor Allgeier
(646) 290-6400
info@ttcominc.com